Exhibit 99.10

POWER OF ATTORNEY

FARJO Management, LLC, a Texas limited liability company (“FARJO Management”), represented by Farris Wilks, Manager, hereby authorizes Robert Early to represent FARJO Management to execute and file on FARJO Management’s behalf all SEC forms (including any amendments thereto) that FARJO Management may be required to file with the United States Securities and Exchange Commission and any other actions in connection with the above, as a result of FARJO Management’s position with, or direct or indirect ownership of, or transactions in securities by or on behalf of FARJO Management. The authority of such individual under this Statement shall continue for as long as FARJO Management is required to file such forms, unless earlier terminated by my delivery of a written revocation of this authorization to THRC Management. I hereby acknowledge that such individual is not assuming any of FARJO Management’s responsibilities to comply with any of the requirements of the Securities Exchange Act of 1934, as amended.

Dated:          March 20, 2025

FARJO Management, LLC

By:	/s/ Farris Wilks
Name: Farris Wilks
Title: Manager